EXHIBIT 10.3.1
AMENDMENT NO. 1 TO
1993 STOCK OPTION AND INCENTIVE PLAN
          The Trinity Industries, Inc. 1993 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), is hereby amended by this Amendment No. 1, effective as of June 9, 1994, as set forth below.
          Any term which is not defined below shall have the meaning set forth for such term in the Plan.
          1. Section 9(c) of the Plan is hereby amended and restated as follows:
     (c) If the Optionee ceases to be an officer, director, or employee of the Company or any Affiliate by reason of the Optionee’s retirement, all rights of the Optionee to exercise an option shall terminate, lapse, and be forfeited (i) in the case of an Incentive Stock Option, three (3) months after the date of the Optionee’s retirement and (ii) in the case of a Non-Qualified Stock Option, thirty-six (36)months after the date of the Optionee’s retirement; provided however, if the Optionee shall die during the applicable period provided under clause (i) or (ii), the personal representatives, heirs, legatees, or distributees of the Optionee, as appropriate, shall have the right up to twelve (12) months from the date of death to exercise any such option to the extent that the option was exercisable prior to death and had not been so exercised.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company as of the day and year first above written,

TRINITY INDUSTRIES, INC.

By:	/s/ W. Ray Wallace